QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[VENABLE LETTERHEAD]

January 26, 2005

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019

        Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have served as Maryland counsel to Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of the following securities of the Company having an aggregate initial offering price of up to $2,102,009,495 (collectively, the "Securities"): (a) common shares of beneficial interest, par value $.04 per share (the "Common Shares"); (b) preferred shares of beneficial interest, no par value per share (the "Preferred Shares"); and (c) depositary shares (the "Depositary Shares"), representing Preferred Shares, covered by the above-referenced Registration Statement (the "Registration Statement"), substantially in the form to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act").

        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

        1.     The Registration Statement and the related form of prospectus included therein;

        2.     The Amended and Restated Declaration of Trust of the Company, as amended and supplemented (the "Declaration of Trust"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

        3.     The Bylaws of the Company, certified as of a recent date by an officer of the Company;

        4.     Resolutions adopted by the Board of Trustees of the Company (the "Board") relating to the issuance and registration of the Securities, certified as of a recent date by an officer of the Company (the "Resolutions");

        5.     A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

        6.     A certificate executed by an officer of the Company, dated the date hereof; and

        7.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed the following:

        1.     Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

        2.     Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

        3.     Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

        4.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any of the provisions of any of the Documents, by action or omission of the parties or otherwise.

        5.     None of the Securities will be issued or transferred in violation of any restriction or limitation contained in Article VI of the Declaration of Trust.

        6.     In accordance with the Resolutions, the issuance of, and certain terms of, the Securities to be issued by the Company from time to time will be approved by the Board, or a duly authorized committee thereof, in accordance with the Maryland REIT Law (with such approval referred to herein as the "Trust Proceedings").

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1.     The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2.     The Common Shares have been duly authorized for issuance and, when and if issued and delivered in the manner described in the Registration Statement and/or applicable prospectus supplement, the Resolutions and the Trust Proceedings, will be (assuming that upon such issuance the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares authorized to be issued under the Declaration of Trust) validly issued, fully paid and nonassessable.

        3.     The Preferred Shares have been duly authorized for issuance and, when and if issued and delivered in the manner described in the Registration Statement and/or applicable prospectus supplement, the Resolutions and the Trust Proceedings, will be (assuming that upon such issuance the total number of Preferred Shares issued and outstanding will not exceed the total number of Preferred Shares authorized to be issued under the Declaration of Trust) validly issued, fully paid and nonassessable.

        4.     Upon the completion of all Trust Proceedings relating to the Securities that are Depositary Shares, the issuance of the Depositary Shares will be duly authorized by all necessary trust action and upon completion of all Trust Proceedings relating to the Securities that are Preferred Shares to be represented by Depositary Shares (the "Represented Preferred Shares"), the Represented Preferred Shares will be duly authorized, and if delivered to the depositary by the Company against payment therefor in accordance with the applicable deposit agreement in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, the Resolutions and the Trust Proceedings, will be (assuming that upon such issuance the total number of Preferred Shares issued and outstanding will not exceed the total number of Preferred Shares authorized to be issued under the Declaration of Trust), validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of, or compliance with any federal or state securities laws, any federal or state laws regarding fraudulent transfers or any real estate syndication laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parole evidence to modify the terms or the interpretation of agreements. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,
/s/ VENABLE LLP

QuickLinks

  Exhibit 5.1